Exhibit 99.3

Peraso and MoSys Business Combination Call

September 15, 2021

Presentation

Jim Sullivan, CFO of MoSys

Hello everyone. I’m Jim Sullivan, CFO of MoSys, Inc. and I will be the host for today’s recorded presentation to discuss the proposed business combination between MoSys, Inc. and Peraso Technologies Inc. which was announced in a joint press release today, Wednesday, September 15th.   The press release and related Form 8-K, which was filed with the U.S. Securities and Exchange Commission or SEC, is available on the MoSys website at www.MoSys.com or the SEC’s website at www.sec.gov.

Joining me for today’s presentation are Ron Glibbery, CEO of Peraso Technologies, and Dan Lewis, CEO of MoSys.

Before we begin, I would like to remind you that today's presentation will include forward-looking statements within the meaning of Canadian securities laws and within the meaning of Section 27A of the Securities Act of 1933 as amended, Section 21E of the Securities Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that are subject to various risks and uncertainties, including without limitation, the anticipated timing to consummate the business combination, benefits of the proposed business combination, anticipated future combined operations and offerings, the expected synergies to be achieved and expected pro forma financial results of the combined business. These statements are based on our assumptions as of the current date and involve risks. Actual results may differ materially from these projected and should not be considered an indication of future performance.

Forward-looking statements made during this call are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, risks associated with uncertainties as to the timing of the business combination; uncertainties as to stockholder and court approval; the risk that competing acquisition proposals will be made; and the possibility that various conditions to the consummation of the business combination may not be satisfied or waived. Additional information concerning factors that could cause actual results to differ materially from any forward-looking statements made during this call are contained in MoSys' most recent annual report on Form 10-K filed with the SEC, in particular in the section titled Risk Factors and in other reports that MoSys files from time to time with the SEC, as well as specific factors as listed in the press release distributed on September 15, 2021, titled “MoSys and Peraso Technologies Announce Definitive Agreement for Business Combination.”

MoSys undertakes no obligation to publicly update any forward-looking statements for any reason except as required by law, even if new information becomes available or other events occur in the future.

You are advised to read, when available, MoSys’ filings with the Securities and Exchange Commission, including its proxy statement to be used in connection with the solicitation of proxies for the meeting of stockholders to approve the transaction, because these documents will contain important information about the transaction and the participants’ interest in such transaction. These documents can be obtained, without charge, at the SEC’s internet website (http://www.sec.gov). Thank you for your attention.

Now, let me introduce the transaction and Peraso Technologies, which is a privately-held, fabless semiconductor company founded in 2008 and based in Toronto, Canada which is focused on the development of 5G millimeter wave IC products. In fact, Peraso is one of the few semiconductor companies today shipping millimeter wave IC devices in volume. More to come on Peraso’s business from Ron in a minute.

I would now like to provide a brief summary of the proposed business combination:

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The business combination will be implemented by way of a statutory plan of arrangement under the Business Corporations Act (Ontario) under which a Canadian subsidiary of MoSys will acquire the issued and outstanding shares of Peraso. Peraso will survive the business combination and become a wholly-owned subsidiary of MoSys.

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Peraso stockholders may elect to receive either shares of MoSys common stock or shares of a Canadian subsidiary of MoSys, which will be exchangeable into MoSys common stock, which we refer to as Exchangeable Shares.

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At the effective time of the business combination, on a fully diluted basis, the stockholders of Peraso will receive base consideration of approximately 14.2 million shares of MoSys common stock or Exchangeable Shares, of which 1.8 million shares are subject to escrow.

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Assuming the Escrow Release Conditions are satisfied the stockholders of Peraso are expected to hold, on a fully-diluted basis, a 61% equity interest in the combined company, with the remaining 39% equity interest to be held by the stockholders of MoSys.

•	The newly formed company will be called Peraso Inc. and, subject to Nasdaq approval, trade on the Nasdaq Capital Market under the ticker symbol PRSO.
•	The transaction has been approved by the boards of directors of both companies and is subject to vote and approval by the stockholders of both companies.
•	The business combination is expected to close in the fourth quarter of 2021.

I will now turn the call over to Dan Lewis, Chief Executive Officer and President of MoSys to say a few words before passing the call to Ron. Dan, please go ahead.

Dan Lewis, CEO of MoSys

Thank you, Jim, and thank you all for taking the time to listen to this presentation. I will briefly discuss the benefits and the value that we believe our proposed business combination with Peraso will bring to MoSys, its stockholders and other stakeholders. I will then hand it off to Ron Glibbery, the CEO of Peraso, and he will discuss Peraso’s business and technology and the benefits to the combined company from his perspective. After that, Jim will then discuss some proforma financial information.

As a small public semiconductor company, MoSys has been seeking strategic opportunities to provide scale and access to high growth markets that, ideally, would be synergistic with our existing accelerator engine IC products and virtual accelerator engine IP. Peraso is a company that met all our requirements given its focus in the high growth 5G market. After meeting Ron and learning about Peraso, I was impressed with Ron’s knowledge of the 5G space, as well as Peraso’s technology, customer base and reputation in the marketplace and saw potential synergistic overlap in our products and technologies.

RF integrated circuits combined with antenna configuration, working with RF Beam Forming Algorithms are critical to the 5G success.  Peraso has demonstrated success in all these areas. With their proven design experience and demonstrated, field-proven products, Peraso has designs in production with leading companies. And, as important, we believe Peraso has a solid roadmap of new and exciting leading-edge 5G products. MoSys’ current product portfolio combined with Peraso’s millimeter wave 5G products we believe will present an ideal combination of strengths and products that will enable the combined company to play a meaningful role in the large 5G market. Given the combined company will focus on millimeter wave and 5G opportunities, Ron Glibbery will become CEO of the combined company upon closing of the business combination, while I will continue to serve as president and focus on the continued development of the MoSys business, as we continue to identify new applications for our ICs and IP.

I will now turn the call over to Ron Glibbery, CEO of Peraso.

Ron Glibbery, CEO of Peraso

Thank you, Dan.

I am very pleased to be joining you to discuss the proposed business combination of MoSys and Peraso Technologies. Today’s announced combination will create a company that is poised to capitalize on the growth opportunities in 5G millimeter wave, Multi-Edge Computing and telecom and data networks. This combination also enables the opportunity to sell into multiple business units across common tier-1 networking and telecom customers and customer prospects.

The industry is facing two critical bottlenecks as 5G networks are being deployed globally.  First, the sub-6 Gigahertz range is out of spectrum, which will require more effective use of the limited resources available and utilization of a broader spectrum range to meet forecasted future capacity.  Second, software solutions for accelerated infrastructure are falling behind and cannot keep up, which has resulted in a lack of 5G infrastructure. The combined company will be focused on providing hardware, including ICs, modules and antennas, and licensing IP to address these bottlenecks in future 5G technology.    Together, when combined with existing solutions, we believe the combined companies’ solutions can provide up to 100 times faster data rates and up to 10 times better latency to power the over 70 billion connected devices expected in the future as a result of 5G.

As stand-alone companies, Peraso and MoSys have been recognized as leaders in 5G millimeter wave solutions and packet classification, acceleration and high-speed, intelligent memories, respectively.  The combined company will have a broad product and software portfolio providing customers solutions targeting high-speed 5G millimeter wave wireless access, the 5G network core and 5G multi-access edge computing, or what we call MEC.  The companies have strong IP portfolios and combined have over 130 pending and issued patents based on over 30 years of market and industry experience.

Looking more closely at the proposed combination, Peraso is a pioneer in high performance 5G millimeter wave Wireless Access technologies, and MoSys is a leader in accelerating data intelligence via high-speed packet classification IP and high-speed intelligent memory ICs.  Both companies have experienced management teams and IP portfolios that we expect will enable the combined company to target markets which are growing rapidly but also require a high-level of technical expertise.

Together, Peraso and MoSys offer key technologies enabling new applications which solve critical bottlenecks in 5G networks.

With the deployment of global 5G networks, new real-time applications are emerging that were previously not feasible with the limited bandwidth and latency levels associated with 4G technology.  The inclusion of high-speed, low latency multi-gigabit technology will enable not only broader mobile data usage within the network but bring about new use cases such as Deep Awareness, Ultra Low Latency and Deep Coverage.  The need for new functions to be deployed, driven by the expansion of 5G, can now be served by a combination of solutions by Peraso and MoSys which now enable technologies and applications across the network.

These new applications being enabled by 5G are also increasing the requirements for new spectrum as the amount of sub 6 Gigahertz spectrum used for 4G has been exhausted.  Millimeter wave spectrum is a vast and untapped resource as it uses frequencies between 24 and 100 Gigahertz, specifically licensed spectrum from 24 to 29.5 Gigahertz, 37 to 43 Gigahertz, as well as unlicensed spectrum between 57 and 71 Gigahertz.  Initial focus by global wireless carriers will be utilization of the frequency bands from 24 to 29.5 Gigahertz and 37 to 43 Gigahertz.

Utilizing this spectrum unlocks a vast amount of wireless capacity.  The spectrum available at traditional mobile frequencies below 6 Gigahertz is unable to meet the anticipated wireless demand forecast.  5G milimeter wave is required to meet the exponentially growing demand over the next decade.

Peraso’s 5G millimeter wave technology enables the use of 20x more spectrum, with 10x more bandwidth per available channel, utilizing both licensed and unlicensed bands of the 24 Gigahertz to 100 Gigahertz spectrum.   This efficiently and effectively allows Peraso’s customers to support the exponential growth data requirements, while utilizing new portions of the available spectrum to support high speed data networks.

Industry forecasts suggest millimeter wave technology may see an inflection point in device shipments as early as 2023.  Peraso’s 5G millimeterWave solutions focus on high volume markets across emerging applications within the 5G networks.

Peraso is currently providing 5G millimeter wave IC products today with Tier 1 companies, and the new products on its roadmap have been designed to address the high growth demand shown beginning in 2023.

The rollout of industry 5G millimeter wave base stations is well underway, with early deployments in a number of high-profile phones occurring last year. Industry expectations forecast a significant increase in the need and usage of millimeter wave technology as indicated by the graph on the right, with expectations that 2024 could be the first year in which millimeter wave capacity significantly outpaces the growth of capacity sub-6 Gigahertz spectrum.

Support in the recently passed Infrastructure Bill by the U.S. Congress allocates additional funding up to $65 billion to help bridge the current digital divide and provide a path to deliver networking data speeds of 100 megabits per second to every home across the United States.

In recent years, telecom and data networks have seen an increase in software-based solutions trying to replace historical hardware applications.  Real-time and near real-time applications cannot afford the travel time up to the cloud and back, and currently, suffer from a lack of sophisticated packet classification technology as to where to efficiently send the packet, resulting in a potential network bottleneck. As future network requirements continue to evolve, it is becoming more evident that accelerated hardware, combined with software, is the path forward in next generation networks.

Historically, FPGA technology has been utilized in critical networking applications, but by themselves, these devices are not enough to offer the additional requirements of acceleration required in future packet classification technology.  To meet the requirements of future 5G networks, we believe that external accelerators, in the form of high-performance memory ICs, combined with FPGAs will be needed to meet the needs of near real-time applications.

Even accelerated hardware will face future bottlenecks within telecom and data networks as the need for packet classification intelligence increases as the networks transition toward the edge.

The IP and packet classification solutions offered by MoSys, and, ultimately, the combined company can meet the needs of future networks, solving acceleration and packet classification bottlenecks, which will emerge with the proliferation of billions of connected devices and the need for near real-time data with applications on the edge of the network.

As everyone knows, 5G is driving new exponential traffic and device growth. The amount of network IoT connected devices is anticipated to grow from 12 billion in 2020 to over 70 billion by 2030.  With an anticipated growth in mobile data traffic of 100x from levels in 2020 to 2030, future networks will benefit from utilizing the technologies of the combined companies to meet the requirements for future network demand.

The shift in compute towards the edge, coupled with forecasted explosion of microservices, suggests future networks will need to efficiently deploy multiple bands of spectrum. However, solving one bottleneck by utilizing spectrum beyond the sub-6Gigahertz frequency still creates the need for intelligent accelerated hardware in order to meet the increasing levels of bandwidth required needed in next generation networks.

Peraso and MoSys, with their combined product, technology and IP portfolio provide key building blocks that accelerate the 5G network.

From Customer Premise Equipment, or CPE, to 5G/WiFi Hotspots, Peraso’s millimeter wave phased array IC products have been utilized to provide high-performance wireless connectivity solutions.  Once in the network, millimeter wave RF phased arrays distribute high-speed bandwidth, with low latency, to high density sites such as stadiums, airports or shopping malls, along with utilizing unlicensed 5G millimeter wave spectrum to support the needs of businesses and consumers for multiple applications.

MoSys’s Packet Classification IP, built for search, delivers high-speed, low-latency routing, security and other applications for inspecting packets on the edge, the centralized network core, or the cloud.  The company’s high-speed memory ICs have been deployed by multiple tier-1 networking customers to provide higher levels of throughput, coupled with lower latency, for multiple networking and data-security applications such as routing, load balancing and acceleration.

As stand-alone companies, we each had limits within the network as to which markets we could serve independently.  As a combined company, all aspects from the edge to the core and into the centralized cloud are now target markets, significantly increasing the total available market for the combined company’s IC products and IP, with the ability to drive synergies in cross-selling to similar customers.

The combination of Peraso and MoSys brings together technologies that enable broad and growing applications, which weren’t present in prior generations of telecom and data markets. Targeted market applications for the combined companies’ solutions include:

•	Ultra-fast 5G fixed wireless access, which provides fibre-like low latency, multi-gigabit Internet connectivity
•	5G User Plane Function, or UPF, Core and Multi-access edge computing, or MEC, which supports applications demanding high levels of bandwidth capacity with very low levels of latency
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5G Internet of Things, or IoT, is a market in which third party research has suggested 70 billion plus devices could be connected by 2030, with over 1 million devices per square kilometer, creating very dense areas of bandwidth and spectrum use. 5G IoT applications including vehicle to anything, smart city, smart manufacturing and more, all require the combined technologies offered by the newly formed combined company to efficiently utilize limited spectrum and accelerate data across networks.

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Highly immersive video, including cloud gaming, AR/VR/XR, and video conferencing provide emerging markets which will require significant amounts of bandwidth supported by spectrum, which is limited, and data packet classification that will require intelligent management of data throughout the network.

As 5G networks are deployed globally, the effective use of spectrum via millimeter wave technology will become necessary to support further growth in fiber-like broadband access, especially with over 100 million 5G millimeter wave devices projected over the next 5 years.  Deploying Fixed Wireless Access technology powered by Peraso’s millimeter wave ICs provides a more economical approach for customers who want to expand the reach of high-speed, low-latency, multi-gigabit applications.  Whether point-to-point, or point-to-multi-point, Peraso technology has shipped proven technology utilizing the 57-71 Gigahertz millimeter wave spectrum to provide broader access across networks.  As future networks look for alternatives to sub-6 Gigahertz spectrum, Peraso’s millimeter wave technology will provide an economic solution to enable throughput levels similar to what users have experienced from connected networks today.

Data is moving to the Edge and the need for accelerated hardware and intelligent packet inspection to effectively manage this transition continues to increase exponentially.  As all 5G traffic moves through the User Plane Function, or UPF, the need for low-latency, high-speed classification requires the use of FPGAs to accelerate packet classification.  Software-only based acceleration is reaching its limits and will require the combined Peraso solutions across 5G networks from the centralized cloud all the way to consumer devices to meet those evolving challenges.

5G IoT deployments are projected to expand in the coming decade, with over 70 billion  devices being added to the network by 2030.  Future 5G networks, both public and private, will require new spectrum bands to support the anticipated growth in network connected devices over the next decade.  This expanded availability of spectrum will be required to power future use cases that will require the combined solutions of the new Peraso to support the anticipated growth of IoT within 5G networks for applications that include Smart City and Security, Industry 4.0, Human 4.0 and Vehicle to Everything or V2X.

Connected immersive video applications are increasingly shifting from their traditional stand-alone counterparts by offering significantly enriching experience that come with access to cloud-based systems.  These applications place tremendous demands on the underlying network technologies.  Online cloud gaming is projected to grow in total spend to $7 billion dollars by 2027, which includes hardware, software and associated services.  Online gaming demands the same ultra high-definition quality video that users expect of their in-home gaming systems, delivered with very fast response times which means very low latency.

Additionally, gaming requires much higher frame rates, which results in video streams that have rates that are over 20 times greater than the highest quality ultra high-definition video streams today.

In addition, augmented reality, virtual reality, and extended reality are expected to have 95 million users by 2022. This segment has traditionally been split into two approaches, very high-quality tethered solutions and wireless solutions.  millimeterWave wireless promises to bridge those two approaches by offering an ultra-high speed wireless connection from the AR/VR headset to the edge of the cloud.

As workers return to offices, the demand for video conferencing isn’t expected to wane. Conference and meeting rooms are increasingly requiring multiple cameras, multiple audio streams and multiple displays for a more immersive experience.

For a true-to-life experience, these devices require low latency high-performance connections, and millimeterWave is one of the wireless technologies that meets all the performance requirements.

Together, Peraso and MoSys have a breadth of technology across key 5G components that covers a broad IP portfolio of 130 patents covering multiple aspects of the networks from the edge to the centralized cloud. Peraso has an extensive portfolio of RF millimeterWave circuits with attached phased array antennas coupled with beam forming and beam steering algorithms.  MoSys has developed packet classification algorithm IP that can use FPGA or ASIC logic gates to accelerate the lookups of security, routing and operations processes in a 5G Wireless or Wireline network. Furthermore, the IP can use a combination of internal FPGA memory or MoSys external memories to increase performance and capacity.

We believe the 5G millimeterWave market is poised for strong growth and the combined company is expected to be well positioned to capitalize on this massive opportunity. As indicated in the graph on the left, global wireless carriers will focus on 5G consumer premise equipment, or CPE, devices for both fixed wireless access and 5G / Wi-Fi hotspots for enhanced mobile broadband.  These two markets are expected to grow 10-fold from roughly 5M devices projected to ship in 2021 to nearly 50M devices in 2025.  Peraso has established an initial market position in millimeter wave fixed wireless access.

Peraso has a portfolio of field proven, high performance millimeter wave solutions available today, capturing IC design-ins with multiple tier one customers for future CPE needed across fixed wireless access and 5G/WiFi hotspots.  While the company has gained market traction with our current millimeter wave technology, we aren’t standing still, as Peraso will continue to invest in core technologies that will expand the company’s strong solutions portfolio to incorporate broader millimeter wave frequencies in 2022.  With an estimated TAM of $3 billion dollars by 2023, the millimeterWave market provides a significant opportunity for the combined company to capture a leading share of 5G devices across the network.

In the same way, MoSys is uniquely positioned to address the growing 5G FPGA accelerated UPF market opportunity with its Stellar Packet Classification IP that is optimized for FPGAs and seamlessly work with Intel or Xilinx offerings to accelerate and complete high-speed packet inspection within 5G network traffic.  MoSys’ IP for the packet classification market handles hundreds of millions of complex lookups for security and other operations using Access Control Lists or routing functions incorporating Longest Prefix Match technology.  These are key technologies needed across the 5G network from the edge through to the centralized core and, in some potential use cases, this technology can be incorporated within 5G mobile devices, wireline and cloud data centers.  Based on data from industry analyst firm, Dell’Oro, and MoSys, the FPGA accelerated market SAM for UPF is estimated to reach approximately $550 million by 2026.

As I’ve mentioned throughout this presentation, FPGAs are being widely deployed in 5G solutions.  5G networks, require even higher levels of performance coupled with low latency, but FPGAs are limited by internal SRAM capacity.  MoSys’ high speed accelerator engine ICs have the highest capacity and speed of any SRAM available today and have helped networking companies overcome these challenges and now are seeing new opportunities emerge to be utilized within the network, allowing global wireless carriers to achieve higher levels of bandwidth throughput.  Initially, for 5G networks, FPGAs were being used for radio functionality, but industry trends suggest that there is an increasing need for this technology to accelerate UPF routing, security, and operation decisions.

Multiple FPGAs shipping today have high bandwidth memory attached, generally DRAM, as this helps with high-capacity storage tasks, but isn’t effective for very fast, low latency lookups – which is why companies attach MoSys’ high-speed memory to their FPGAs.  One MoSys Accelerator Engine IC can replace up to 8 competitor Quad Data Rate SRAM chips.

With a much simpler design-in process, customers can reduce their time to market by incorporating MoSys’ accelerator engine ICs in future 5G hardware.  MoSys high speed memory chips continue to be utilized by Tier-1 customers in products across networking applications.  The market for accelerated memory is estimated to provide a TAM of approximately $150 million by 2026 per MoSys’ internal estimates.

I would now like to turn the call back over to Jim to discuss the financial details of the combined company.

Jim Sullivan, CFO of MoSys

Thanks, Ron

I would like to discuss preliminary proforma financials, which we believe will provide investors perspective on the combined company using historical balance sheet data and the assumption the business combination had closed on June 30, 2021.

On the left-hand side of the slide is a proforma balance sheet as of June 30, 2021. The combined company’s proforma balance sheet would have the following metrics

•approximately $24 million dollars in cash;

•total assets of approximately $64 million dollars;

•approximately $5 million dollars of total liabilities with no debt; and

• total stockholders’ equity of approximately $59 million dollars.

On the right-hand side is a proforma cap table post merger. Basic common stock outstanding, or CSO, would be 21.4 million shares, reflecting 8.7 million MoSys shares currently outstanding and the initial issuance of 12.7 million shares to Peraso stockholders, which includes 1.8 million shares subject to escrow. On a fully diluted basis, total shares are assumed to be 23.3 million and include 1.9 million shares for outstanding MoSys warrants and equity awards and Peraso equity awards assumed in the business combination.

Now, turning to the company’s initial revenue outlook for 2021 and projected operating model. For the six months ended June 30, 2021, MoSys reported revenues of approximately $2.5 million dollars with gross margin of approximately 62 percent, which includes legacy royalty revenues at 100 percent gross margin. When looking at the combined company, considering the supply chain-related challenges both companies have experienced and anticipate may continue into next year, 2021 proforma revenue is would be anticipated in the range of $9 to $12 million dollars if the company had been combined for the full year 2021.

Looking ahead, we believe the combined company could achieve annual revenues of $18 to $22 million dollars for the full year 2022, with an estimated gross margin range of 55 to 60 percent.

Over the medium term, which we define as two to three years, driven by the anticipated strength of Peraso’s millimeter wave 5G products, the combined company is projecting a 70 percent or greater average revenue growth, with a targeted gross margin of 60 percent and operating margin of 5 to 20 percent.

Management estimates the combined company can be cash flow positive, and profitable on a non-GAAP basis, in the first half of 2023 based on estimated quarterly revenue levels in the range of $13 million to $15 million dollars. The Company expects its current cash and investments will be sufficient to achieve cash flow break even.

From a long-term model perspective, which we define as three to five years, the company is targeting 30 percent plus average annual revenue growth with gross margins exceeding 60 percent, and operating margins of 20 percent or more.

We look forward to providing further financial updates in coming quarters as we complete the merger and move forward as a combined company.

I would now like to turn the call back over to Ron Glibbery for some final comments. Ron?

Ron Glibbery, CEO of Peraso

As mentioned in my earlier comments, the new Peraso will be led by an experienced management team. Brad Lynch, one of my co-founders of Peraso, will be Chief Operating Officer of the newly formed company. Brad brings over 25 years of communication system product design and development experience, including 20 years in the semiconductor industry, and has made significant contributions to industry standards.  Alex Tomkins, another co-founder of Peraso, will become the combined company’s Chief Technical Officer, contributing over 15 years of millimeter wave wireless semiconductor experience.

As mentioned at the opening of the call, Dan Lewis will continue to serve as president of the combined company, and has held various, sales, marketing, and executive roles across companies like IDT, Xicor and Intel.  Michael Miller will serve as CTO and VP of Engineering for the Accelerator Engine products and IP. Michael is a distinguished inventor holding over 49 patents covering advanced memories, TCAMs and even a fundamental patent on JTAG.

Gus Lignos will continue with combined company as VP of Sales, leveraging his 10+ years at MoSys as well as prior experience at Nvidia, Tensilica and NEC.  Jim Sullivan will continue to serve as the Chief Financial Officer of the combined company, and Jim has extensive experience with the capital markets and with financial management of public companies.

In closing, the proposed combination of Peraso and MoSys will result in a new public company that is poised to capitalize on the massive growth opportunities emerging with the deployment of 5G networks.  We believe the combination of our technologies can play a meaningful role in addressing the requirements of 5G.  Leveraging our combined leadership in 5G millimeter wave and packet classification technologies, the new Peraso will be able to target multiple end markets from the edge to the core and into the centralized cloud. We believe this combined company will be well positioned to participate in and benefit from the growth of the 5G market.

Thank you for your time. I look forward to the opportunity to provide additional updates on the proposed business combination and on the business progress of the new combined company, Peraso.